Exhibit 99.1

BRT APARTMENTS REPORTS FOURTH QUARTER AND
YEAR END 2021 RESULTS

–Continues to Consolidate Portfolio Through Attractive Buy-Outs of JV Partners –

Great Neck, New York – March 14, 2022 – BRT APARTMENTS CORP. (NYSE:BRT), a real estate investment trust that owns, operates and, to a lesser extent, develops multi-family properties, today reported that for the three months ended December 31, 2021, it generated a net loss of $1.25 million, or $0.08 per diluted share, FFO1 of $6.3 million, or $0.35 per diluted share, and AFFO of $7.5 million, or $0.41 per diluted share, and that for the twelve months ended December 31, 2021, it generated net income of $29.1 million, or $1.62 per diluted share, FFO of $17.43 million, or $0.97 per diluted share, and AFFO of $23.81 million, or $1.33 per diluted share.

Jeffrey A. Gould, President and Chief Executive Officer of BRT stated, “Our portfolio continued to perform very well in the fourth quarter 2021, capping an excellent year for BRT. In 2021, we benefited from the ongoing population and job growth and the shortage of quality housing across many of our markets, and over our entire portfolio, increased same store occupancy by 160 basis points to 95.3% and grew average monthly rent and related revenues by 2.7%. Further, we grew and intend to continue to grow our wholly-owned portfolio through acquisitions of our venture partners’ interests – the number of units expanded by 37% and NOI increased by 18.2%. As we look ahead to 2022 and beyond, we are confident in our portfolio, our growth strategy, and the strength of our team, and we look forward to driving continued growth for our stockholders.”

Fourth Quarter Operating Results:

Net loss attributable to common stockholders for the quarter ended December 31, 2021 was $1.25 million, or $0.08 per diluted share, compared to net loss attributable to common stockholders of $3.30 million, or $0.19 per diluted share, for the corresponding 2020 quarter. As more fully described below, the change is due primarily to an $3.12 million improvement in equity in earnings from unconsolidated joint ventures.

FFO was $6.3 million, or $0.35 per diluted share, in the current quarter, compared to $4.96 million, or $0.29 per diluted share, in the corresponding 2020 quarter. AFFO was $7.5 million, or $0.41 per diluted share, in the fourth quarter of 2021, compared to AFFO of $5.64 million, or $0.33 per diluted share, in the corresponding 2020 quarter. The increase in FFO is due to higher operating margins at same store properties, the acquisition of partners’ interests in several joint ventures, a decline in interest expense, and an increase in insurance recoveries, offset by increased debt prepayment charge and the non-cash amortization of equity award expense. AFFO increased for the same reasons but was not effected by the debt prepayment charge, non-cash amortization of equity awards expense and insurance recoveries.

Diluted per share net income, FFO and AFFO for the quarter ended December 31, 2021 reflect the 1.1 million increase in the weighted average share count, due to stock issuances pursuant to the Company’s at-the-market offering and, to a lesser extent, issuances pursuant to the equity incentive program.

Rental and other revenues for the quarter ended December 31, 2021, grew 46.2% to $10.28 million from $7.03 million for the three months ended December 31, 2020. Rental revenues increased due primarily to the inclusion of revenues from three previously unconsolidated properties. These additional revenues are included in the Company’s consolidated results in the current quarter because the Company, in consolidating transactions, purchased from its former venture partners the remaining interests of such partners in such unconsolidated properties.

1 A description and reconciliation of non-GAAP financial measures (e.g., FFO, AFFO and NOI) to GAAP financial measures is presented later in this release.

Total expenses for the current three months increased 44.9% to $12.99 million from $8.97 million for the three months ended December 31, 2020, due primarily to the inclusion of real estate operating expense and depreciation from the previously unconsolidated properties as a result of the consolidating transactions.

Equity in earnings (loss) of unconsolidated joint ventures for the current quarter increased by $3.12 million to $1.83 million compared to a loss of $1.29 million in the corresponding quarter of 2020. The change is due primarily to the inclusion, in the 2020 quarter, of depreciation and real estate operating expenses from properties that were sold or, that due to the consolidating transactions, were, for the current quarter, included in the Company’s consolidated results. In addition, 2021 reflects an increase in gain on insurance recoveries. Rental and other revenues from unconsolidated properties for the current three months decreased $5.92 million, or 18.3%, to $26.41 million from $32.33 million for the quarter ended December 31, 2020, primarily due to the impact of dispositions and the consolidating transactions, offset by increased rental income at same store properties.2 Total expenses at unconsolidated multi-family properties decreased $9.67 million, or 28.2%, to $24.57 million for the three months ended December 31, 2021, from $34.23 million from the corresponding 2020 quarter, primarily due to dispositions and the consolidating transactions.

BRT’s pro rata share of revenues from unconsolidated joint ventures for the three months ended December 31, 2021 and 2020 were $17.24 million and $20.49 million, respectively, and its pro rata share of such expenses for such period were $16.10 million and $21.78 million, respectively. Included in total expenses for the three months ended December 31, 2021 and 2020 are $10.99 million and $15.03 million of real estate operating expenses, respectively, of which BRT’s pro rata share was $7.17 million and $9.54 million, respectively.

Net operating income, or NOI, at same store properties in our entire portfolio3 increased in the current quarter by 12.3% to $12.97 million and NOI in our entire portfolio increased in the current quarter by 5.9% to $15.83 million. The increase primarily reflects improved operating margins.

Results for the Year Ended December 31, 2021:

Net income attributable to common stockholders in 2021 was $29.11 million, or $1.62 per diluted share, compared to net loss of $19.86 million, or $1.16 per diluted share, in 2020. Contributing to the increase were $34.98 million, or $1.92 per diluted share, of equity in income from gain on sale of real estate by unconsolidated joint ventures, and $7.69 million, or $0.42 per diluted share, of gain on sale of real estate. In 2020, there was no gain on sale of real estate nor equity in income from gain on sale of real estate by unconsolidated joint ventures.

FFO was $17.43 million, or $0.97 per diluted share, in 2021, compared to $17.0 million, or $0.99 per diluted share, in 2020. AFFO was $23.81 million, or $1.33 per diluted share, in 2021, compared to $19.21 million, or $1.12 per diluted share, in 2020. FFO, on an absolute basis, increased due primarily to higher operating margins at same store properties, the acquisition of partners’ interests in several joint ventures, a decline in interest expense, increased insurance recovery and gain on insurance proceeds. The increase was offset by increased debt prepayment costs, dispositions of properties and interests in joint ventures, increased non-cash amortization of equity award expense and the inclusion, in 2020, of other income from a loan receivable. AFFO grew for the same reasons but was not effected by debt prepayment costs, non-cash amortization of equity award expense and insurance recoveries.

Diluted per share net income, FFO and AFFO for the year ended December 31, 2021 reflect the approximate 1.1 million increase in the weighted average share count due to stock issuances pursuant to BRT’s at-the-market equity sales program and to a lesser extent, issuances pursuant to the equity incentive program.

Rental revenues rose 16.7% to $32.04 million from $27.45 million in 2020. The increase is due primarily to the inclusion of revenues from previously unconsolidated properties and, to a lesser extent, higher rental revenues at same store properties, offset by a property disposition.

Total expenses increased 1.36% to $42.13 million from $41.56 million in 2020. The change is due primarily to the inclusion of operating expenses and depreciation from previously unconsolidated properties and increased non-cash amortization of equity awards offset by a decrease in impairment charges.

Equity in earnings from sales of unconsolidated ventures in 2021 was $34.98 million in 2021. There were no corresponding sales in 2020.

2 Although these are items of income and expense at unconsolidated joint venture properties, these are presented on a 100% basis-not on a pro rata basis.
Same store properties refer to properties owned for the entirety of the periods discussed.

3 Entire portfolio refers to 100% of BRT’s wholly-owned subsidiaries and its pro rata share of its unconsolidated subsidiaries.

Equity in loss of unconsolidated joint ventures in 2021 decreased to a loss of $4.21 million compared to a loss of $6.02 million in 2021. Rental and other revenues from unconsolidated properties for 2021 decreased $5.15 million, or 4.05%, to $121.9 million from $127.06 million for 2020, primarily due to the impact of dispositions offset by improved rental income at same store properties. Total expenses at unconsolidated multi-family properties decreased $13.79 million, or 10.1%, to $123.11 million for 2021, from $136.90 million for 2020, primarily due to property dispositions and the consolidating transactions. The Company also incurred its $4.58 million share of $9.40 million of mortgage debt expense costs related to property sales for 2021.

BRT’s pro rata share of revenues from unconsolidated joint ventures for 2021 and 2020 were $78.52 million and $80.46 million, respectively, and its pro rata share of such expenses for such periods were $79.73 million and $87.12 million, respectively. Included in total expenses for the 2021 and 2020 are $56.51 million and $60.33 million of real estate operating expenses, respectively, of which BRT’s pro rata share was $36.45 million and $38.31 million, respectively.

NOI at same store properties in our entire portfolio increased in 2021 by 8.2% to $44.18 million, reflecting improved operating margins. NOI in our entire portfolio increased in 2021 by 4.7% to $59.91 million, primarily reflecting improved operating margins at same store properties.

At December 31, 2021, the Company: (i) wholly-owns ten multi-family properties located in seven states with an aggregate of 2,576 units and a net book value of $291.54 million; and (ii) has ownership interests, through unconsolidated entities, in 23 multi-family properties located in eight states with an aggregate of 6,697 units and a net equity investment of $112.34 million.

Transaction Activity:

During the fourth quarter 2021, the Company:

•purchased, for $1.60 million dollars, the remaining 10% interest in the venture that owns Crestmont at Thornblade, a 266-unit multi-family property in Greenville, SC;

•purchased, for $16.13 million, the remaining 20% interest in the venture that owns Crossings of Bellevue, a 300-unit multi-family property located in Nashville, TN; and

•completed the sale of its interests in two properties located in St. Louis, MO. for $3 million dollars.

Balance Sheet:

As previously reported, during the fourth quarter, the Company entered into an amendment to its credit facility, which, among other things, increased the amount it can borrow to up to $35 million, and up to a potential $60 million pursuant to an uncommitted accordion feature, for the acquisition of multi-family properties, including up to $15 million which may be used for operating expenses, and reduced the annual interest rate to 25 basis points over the prime rate with a floor of 3.50%. The facility matures in November 2024.

At December 31, 2021, the Company had $32.34 million of cash and cash equivalents, total assets of $459.54 million, total debt of $236.98 million and total BRT Apartments Corp. stockholders’ equity of $202.95 million. During 2021, the Company raised approximately $9.62 million of equity from its at-the-market equity sales program, selling 529,126 shares at a weighted average per share price of $18.47.

At February 28, 2022, BRT’s available liquidity was approximately $75.2 million, including $34.2 million of cash and cash equivalents and, subject to compliance with borrowing base and other requirements, up to $35.0 million available under its credit facility.

Subsequent Events:

Subsequent to December 31, 2021, the Company:

•through an unconsolidated joint venture in which the Company has a 65% equity interest, sold The Veranda a Shavano, a 288-unit multi-family property in San Antonio, Texas, for a sales price of $53.8 million. This property produced an 18.8% internal rate of return, or IRR, over the 5 ½ year it was owned. The Company estimates that the gain on the sale of this property will be approximately $23.7 million and that its share of the gain, which will be recognized in the first quarter of 2022, will be approximately $12.7 million;

•raised $2.2 million of equity from its at-the-market equity sales program selling 100,000 shares at a weighted average price per share of $22.06;

•used available cash to pay-off $14.5 million of 4.29% mortgage debt at Avalon Apartments, located in Pensacola Florida, that was scheduled to mature in 2022; and

•announced that the Company entered into separate agreements to acquire the remaining interests of venture partners at five multi-family properties, with an aggregate of 1,064 units. The aggregate purchase price for these interests is approximately $30.4 million, and the Company expects to assume aggregate non-recourse mortgage debt of approximately $ 97.7 million, with a weighted average remaining term to maturity of 7.1 years, and a weighted average interest rate of 4.17%. The Company anticipates using available cash to fund these purchases, and that these transactions will be completed over the next several months, subject to customary closing conditions, including with respect to four of the purchases, the approval of the holder of the applicable mortgage debt. No purchase is contingent upon the completion of any other purchase, and BRT can provide no assurance that any of these transactions will be completed or that such purchases will be accretive.

Dividend:

On March 9, 2022, the Board of Directors declared a common stock dividend of $0.23 per share which is payable on April 7, 2022 to stockholders of record on March 24, 2022.

Conference Call and Webcast Information:

The Company will host a conference call and webcast to review its financial results with investors and other interested parties at 8:30 a.m. ET on Tuesday, March 15, 2022. The call will be hosted by Jeffrey A. Gould, Chief Executive Officer. To participate in the conference call, callers from the United States and Canada should dial 1-877-407-9208, and international callers should dial 1-201-493-6784, ten minutes prior to the scheduled call time. The webcast may also be accessed live by visiting the Company’s investor relations website under the “webcast” tab at https://www.brtapartments.com/investor-relations.

A replay of the conference call will be available after 11:30 a.m. ET on Tuesday, March 15, 2022 through 11:59 p.m. ET on Tuesday, March 29, 2022. To access the replay, listeners may use 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The passcode for the replay is 13727474.

Non-GAAP Financial Measures:

BRT discloses FFO, AFFO and NOI because it believes that such metrics are widely recognized and appropriate measure of the performance of a multi-family REIT.

BRT computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT's related guidance. FFO is defined in the White Paper as net income (loss) (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures); and gain on insurance recovery. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT computes NOI by adjusting net income (loss) to (a) add back (1) depreciation expense, (2) general and administrative expenses, (3) interest expense, (4) loss on extinguishment of debt, (5) equity in loss of unconsolidated joint ventures, (6) provision for taxes, (7) the impact of non-controlling interests, and (b) deduct (1) other income, (2) gain on sale of real estate, and (3) gain on insurance recoveries related to casualty loss. BRT defines “Same Store NOI” as NOI for all its properties that were owned for the entirety of the periods being presented. Because there is no industry standard definition of NOI and practice is divergent across the industry, the computation of NOI may from one REIT to another.

BRT believes that FFO, AFFO and NOI are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present such metrics when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions. BRT views Same Store NOI as an important measure of operating performance because it allows a comparison of operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods.

FFO, AFFO and NOI do not represent net income or cash flows from operations as defined by GAAP. FFO, AFFO and NOI should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO, AFFO and NOI be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

Forward Looking Statement:

Certain statements contained in this press release, together with other statements and information publicly disseminated by BRT Apartments Corp. are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Forward looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 (and in particular the sections entitled “Cautionary Note Regarding Forward Looking Statements”, “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein) and the other reports filed with the Securities Exchange Commission thereafter. In addition, estimates of anticipated property purchases and sales may not be completed during the period indicated or at all, and estimates of gains from property sales are subject to adjustment, among other things, because actual closing costs may differ from the estimated costs. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Additional Information:

BRT is a real estate investment trust that owns, operates and, to a lesser extent, develops multi-family properties. Interested parties are urged to review the Annual Report on Form 10-K to be filed shortly with the Securities and Exchange Commission for the year ended December 31, 2021 on the investor relations section of the Company’s website at: http://www.brtapartments.com/investor-relations for further details. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact: Investor Relations
BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.brtapartments.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2021	December 31, 2020
ASSETS
Real estate properties, net of accumulated depreciation	$293,550	$160,192
Investment in unconsolidated joint ventures	112,347	169,474
Cash and cash equivalents	32,339	19,885
Restricted cash	6,582	8,800
Other assets	10,341	7,390
Real estate property held for sale	4,379	—
Total Assets	$459,538	$365,741

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$199,877	$130,434
Junior subordinated notes, net of deferred costs	37,103	37,083
Accounts payable and accrued liabilities	19,607	20,536
Total Liabilities	256,587	188,053

Total BRT Apartments Corp. stockholders’ equity	202,956	177,772
Non-controlling interests	(5)	(84)
Total Equity	202,951	177,688
Total Liabilities and Equity	$459,538	$365,741

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended December 31, (unaudited)		Twelve months Ended December 31,
	2021	2020	2021	2020
Revenues:
Rental and other revenue	$10,279	$7,029	$32,041	$27,451
Other income	4	20	16	651
Total revenues	10,283	7,049	32,057	28,102
Expenses:
Real estate operating expenses	4,515	3,026	14,202	12,377
Interest expense	1,953	1,700	6,757	7,100
General and administrative	3,239	2,647	12,621	11,701
Impairment charge	—	—	520	3,642
Depreciation	3,285	1,595	8,025	6,742
Total expenses	12,992	8,968	42,125	41,562
Total revenues less total expenses	(2,709)	(1,919)	(10,068)	(13,460)
Equity in loss (earnings) of unconsolidated joint ventures	1,825	(1,293)	(4,208)	(6,024)
Equity in earnings from sale of unconsolidated joint venture properties	—	—	34,982	—
Gain on sale of real estate	—	—	7,693	—
Gain on sale of partnership interest	388	—	2,632	—
Loss on extinguishment of debt	(673)	—	(1,575)	—
(Loss) income from continuing operations	(1,169)	(3,212)	29,456	(19,484)
Provision for taxes	51	56	206	248
(Loss) income from continuing operations, net of taxes	(1,220)	(3,268)	29,250	(19,732)
(Income) attributable to non-controlling interests	(34)	(33)	(136)	(130)
Net (loss) income attributable to common stockholders	$(1,254)	$(3,301)	$29,114	$(19,862)

Per share amounts attributable to common stockholders:
Basic	$(0.08)	$(0.19)	$1.63	$(1.16)
Diluted	$(0.08)	$(0.19)	$1.62	$(1.16)

Funds from operations - Note 1	$6,333	$4,960	$17,429	16,999
Funds from operations per common share - diluted - Note 2	$0.35	$0.29	$0.97	$0.99

Adjusted funds from operations - Note 1	$7,542	$5,639	$23,811	$19,213
Adjusted funds from operations per common share - diluted -Note 2	$0.41	$0.33	$1.33	$1.12

Weighted average number of common shares outstanding:
Basic	17,317,596	17,176,401	17,017,690	17,115,697
Diluted	17,317,596	17,176,401	17,084,642	17,115,697

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS
ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve months Ended December 31,
	2021	2020	2021	2020
Note 1:
Funds from operations is summarized in the following table:
GAAP Net (loss) income attributable to common stockholders	$(1,254)	$(3,301)	$29,114	$(19,862)
Add: depreciation of properties	3,285	1,595	8,025	6,742
Add: our share of depreciation in unconsolidated joint venture properties	4,694	6,670	23,083	26,493
Add: impairment charge	—	—	520	3,642
Add: our share of impairment charge in unconsolidated joint venture properties	—	—	2,010	—
Deduct: our share of earnings in earnings from sale of unconsolidated joint venture properties	—	—	(34,982)	—
Deduct: gain on sales of real estate and partnership interests	(388)	—	(10,325)	—
Adjustment for non-controlling interests	(4)	(4)	(16)	(16)
NAREIT Funds from operations attributable to common stockholders	6,333	4,960	$17,429	$16,999
Adjust for: straight-line rent accruals	12	(10)	(18)	(40)
Add: loss on extinguishment of debt	673	—	1,575	—
Add: our share of loss on extinguishment of debt from unconsolidated joint venture properties	—	—	4,581	—
Add: amortization of restricted stock and RSU expense	991	461	2,941	1,821
Add: amortization of deferred mortgage and debt costs	80	80	295	320
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	103	147	542	626
Less: our share of insurance recovery from unconsolidated joint ventures	—	—	(2,010)	—
Less: our share of gain on insurance proceeds from unconsolidated joint venture properties	(648)	—	(1,528)	(519)
Adjustment for non-controlling interests	(2)	1	4	6
Adjusted funds from operations attributable to common shareholders	$7,542	$5,639	$23,811	$19,213

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS
ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve months Ended December 31,
	2021	2020	2021	2020
Note 2:
Funds from operations per share is summarized in the following table:
Net income (loss) attributable to common stockholders	$(0.08)	$(0.19)	$1.62	$(1.16)
Add: depreciation of properties	0.19	0.09	0.45	0.39
Add: our share of depreciation from unconsolidated joint venture properties	0.26	0.39	1.29	1.55
Add: impairment charge	—	—	0.03	0.21
Add: impairment charge - our share of unconsolidated joint ventures	—	—	0.11	0
Deduct: our share of earnings from sale of unconsolidated joint venture properties	—	—	(1.95)	—
Deduct: gain on sales of real estate and partnership interest	(0.02)	—	(0.58)	—
Adjustment for non-controlling interests	—	—	—	—
NAREIT Funds from operations per common share - diluted	0.35	0.29	$0.97	$0.99
Adjustments for straight line rent accruals	—	—	—	—
Add: loss on extinguishment of debt	0.04	—	0.09	—
Add: our share of loss on extinguishment of debt from unconsolidated joint ventures	—	—	0.26	—
Add: amortization of restricted stock and RSU expense	0.05	0.03	0.16	0.10
Add: amortization of deferred mortgage and debt costs	—	—	0.02	0.02
Add: our share of amortization of deferred mortgage and debt costs from unconsolidated ventures	0.01	0.01	0.03	0.04
Deduct: our share of insurance recovery from unconsolidated joint ventures	—	—	(0.11)	—
Deduct: our share of gain on insurance proceeds from unconsolidated joint ventures	(0.04)	—	(0.09)	(0.03)
Adjustments for non-controlling interests	—	—	—	—
Adjusted funds from operations per common share - diluted	$0.41	$0.33	$1.33	$1.12

Diluted shares outstanding for FFO and AFFO	17,317,596	17,176,401	17,936,465	17,115,697

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS TO NOI
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2021	2020
GAAP Net income attributable to common stockholders	$(1,254)	$(3,301)	$29,114	$(19,862)
Less: Other Income	(4)	(20)	(16)	(651)
Add: Interest expense	1,953	1,700	6,757	7,100
General and administrative	3,239	2,647	12,621	11,701
Depreciation	3,285	1,595	8,025	6,742
Impairment charge	—	—	520	3,642
Provision for taxes	51	56	206	248
Less: Gain on sale of real estate	—	—	(7,693)	—
Gain on the sale of partnership interest	(388)	—	(2,632)	—
Add: Loss on extinguishment of debt	673	—	1,575	—
Equity in loss of unconsolidated joint venture properties	(1,825)	1,293	4,208	6,024
Less: Equity in earnings from sale of unconsolidated joint venture properties	—	—	(34,982)	—
Add: Net income attributable to non-controlling interests	34	33	136	130
Net Operating Income	$5,764	$4,003	$17,839	$15,074

Less: Non same store and non multi family
Revenues	(3,841)	(1,073)	(7,125)	(4,316)
Operating Expenses	1,799	601	3,393	2,333
Non Same store and non multi NOI	(2,042)	(472)	(3,732)	(1,983)
Same Store Net Operating Income	$3,722	$3,531	$14,107	$13,091